Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS FISCAL 2014 SECOND QUARTER

AND SIX MONTHS RESULTS

Company to host conference call on January 9, 2014, at 11:00 a.m. EST

Financial and Operational Highlights

•	Enrollment by headcount decreased 2.6% over the prior-year period to 11,386 students as of November 30, 2013.

•	FY 2014 second quarter total revenue was $33.2 million, compared to $34.5 million in the prior-year period. The Company’s academic segment’s revenue was $32.9 million in the FY 2014 second quarter, compared to $34.2 million in the prior-year period, as a result of the decrease in enrollment, which was primarily driven by weaker market demand among National American University’s targeted student demographic, and was partially offset by a 3.5% tuition increase.

•	FY 2014 second quarter net income attributable to the Company was $1.4 million, compared to $2.9 million in the prior-year period, primarily due to increased selling, general and administrative (SG&A) expenses associated with admissions and marketing, as well as increased depreciation expense. FY 2014 second quarter EBITDA was $3.9 million, compared to $6.3 million in the prior-year period.

•	The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on December 30, 2013, which will be paid on or about January 10, 2014.

•	Balance sheet at November 30, 2013, included cash and cash equivalents and investments of $32.0 million; working capital of $24.3 million; no outstanding lending debt; and stockholders’ equity of $50.4 million.

Rapid City, South Dakota, January 8, 2014 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning, today reported unaudited financial results for its FY 2014 second quarter and six months ended November 30, 2013.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, commented, “We continued to make progress on our new and expanded development initiatives during the FY 2014 second quarter. In that regard, we are very excited about the full approval of our doctoral program and the initial cohort of students scheduled to start this spring term. In addition, we are pleased to have been one of the institutions accepted into the Higher Learning Commission’s initial Persistence and Completion Academy. Our enrollment numbers for the fall 2013 term declined 2.6% to 11,386 students but were in line with our expectations. The decline was largely due to weaker overall market demand among our targeted student population and the shift of several of our more experienced admissions advisors transitioning into management roles at our newer campuses. We expect this shift will continue to have some impact on our enrollment figures in the upcoming terms as the more recently employed advisors complete their training and contribute to our enrollment efforts. The enrollment decrease for the fall 2013 term impacted revenues for the FY 2014 second quarter, and increased SG&A expenses associated with our development efforts, increased admissions advisor count, and one-time costs related to our efforts to streamline operations impacted our bottom line for the period. We anticipate the Company will begin realizing the benefits of our cost-saving measures taken in the FY 2014 second quarter in the FY 2014 third and fourth quarters, and we will continue monitoring our revenue projections and cost structure accordingly to better align our expenditures with our current footprint. As we continue to execute on initiatives for strategic growth, we remain dedicated and focused on providing our students with the quality programming and level of support they need to be successful at NAU and beyond.”

Operating Review

NAU currently leases 37 physical properties in the states of Colorado, Indiana, Kansas, Minnesota, Missouri, Nebraska, New Mexico, Oklahoma, Oregon, South Dakota and Texas. Several sites operate as hybrid learning centers in strategic geographic locations. These centers utilize physical facilities through which the university provides face-to-face support services as students participate in select, traditional classroom courses while completing their remaining coursework online.

National American University Holdings, Inc. January 8, 2014	Page 2

Of NAU’s 37 locations, the following sites are pending regulatory approvals:

•	Roueche Graduate Center in Austin, TX

•	Houston, TX

Enrollment Update

Total NAU student enrollment for the fall term of 2013 decreased 2.6% to 11,386 students from 11,685 during the prior fall term. Students enrolled in 98,167 credit hours compared to 102,727 credit hours during the prior fall term. The current average age of NAU’s students continues to be in the mid-30s, with those seeking undergraduate degrees remaining the highest portion of NAU’s student population.

The following is a summary of student enrollment at November 30, 2013, and November 30, 2012, by degree level and by instructional delivery method:

	November 30, 2013		November 30, 2012
	No. of Students	% of Total	No. of Students	% of Total
Graduate	371	3.3%	393	3.4%
Undergraduate and Diploma	11,015	96.7%	11,292	96.6%

Total	11,386	100.0%	11,685	100.0%

	November 30, 2013		November 30, 2012
	No. of Students	% of Total	No. of Students	% of Total
Online	6,853	60.2%	6,892	59.0%
On-Campus	2,625	23.1%	2,704	23.1%
Hybrid	1,908	16.8%	2,089	17.9%

Total	11,386	100.0%	11,685	100.0%

Financial Review

The Company, through its wholly owned subsidiary, operates in two business segments: the academic segment, which consists of NAU’s undergraduate, graduate, and doctoral education programs and contributes the primary portion of the Company’s revenue; and ownership in multiple apartments and condominium complexes from which it derives sales and rental income. The real estate operations generated approximately 0.8% of revenues for the quarter ended November 30, 2013.

Fiscal 2014 Second Quarter Financial Results

•	Total revenues for the FY 2014 second quarter were $33.2 million, compared to $34.5 million in the same period last year. The academic segment’s total revenue was $32.9 million, compared to $34.2 million in the prior-year period. This decrease in academic segment revenues was primarily a result of a decrease in enrollment, which was driven by weaker market demand among NAU’s targeted student demographic, but was partially offset by a Board of Governors-approved tuition increase of 3.5% that became effective in September 2013.

•	For the FY 2014 second quarter, educational services expense was $7.6 million, or 23.1% of the academic segment’s total revenue, compared to $7.5 million, or 21.9%, for the FY 2013 second quarter. The increase in cost of educational services as a percentage of total revenue was the result of fixed facility costs on lower revenues.

Educational services expense specifically relates to the academic segment, and includes salaries and benefits of faculty and academic administrators, costs of educational supplies, facility costs, faculty reference and support material and related academic costs.

National American University Holdings, Inc. January 8, 2014	Page 3

•	During the FY 2014 second quarter, SG&A expenses were $21.5 million, or 64.9% of total revenues, compared to $20.4 million, or 59.1%, in the prior-year period. The increase was primarily a result of increased spending on admissions and marketing, as well as increased depreciation expense for the new locations.

•	Income before income taxes and non-controlling interest for the FY 2014 second quarter was $2.2 million, compared to $4.7 million for the same period last year. This decrease was largely due to the reasons mentioned above.

•	Net income attributable to the Company for the FY 2014 second quarter was $1.4 million, or $0.05 per diluted share based on 25.1 million shares outstanding, compared to $2.9 million, or $0.11 per diluted share based on 25.6 million shares outstanding, in the prior-year period.

•	EBITDA for the FY 2014 second quarter was $3.9 million, compared to $6.3 million in the prior-year period. A table reconciling EBITDA to net income can be found at the end of this release.

FY 2014 Six Months Financial Results

•	Total revenues for the first six months of FY 2014 remained relatively flat at $64.1 million, compared to $64.0 million in the prior-year period. The academic segment’s total revenue decreased slightly to $63.3 million from $63.4 million in the prior-year period as a result of the 2.6% decrease in enrollment, which was partially offset by the previously mentioned tuition increase of 3.5%. The Company believes it will achieve increased revenue growth as it continues to execute on its strategic plan, which includes growing enrollments at its current existing locations by investing in new program development and expansion, academic advisor support, and student retention initiatives.

•	NAU’s educational services expense for the first six months of FY 2014 remained relatively flat at $14.6 million, or 23.1% of the academic segment’s total revenue, compared to $14.7 million, also 23.1%, in the prior-year period.

•	During the first six months of FY 2014, SG&A expenses were $43.8 million, or 68.3% of total revenues, compared to $40.8 million, or 63.8%, in the prior-year period. The increase was primarily due to increased expenses related to the hiring of additional admissions and support staff to maintain the quality of academic programs at newer locations. SG&A for the first six months of FY 2014 was also impacted by one-time expenses related to the Company’s efforts to streamline operations.

•	Income before income taxes and non-controlling interest for the first six months of FY 2014 was $1.7 million, compared to $4.5 million in the prior-year period. This decrease was largely due to higher SG&A expenses.

•	Net income attributable to the Company during the first six months of FY 2014 was $1.0 million, or $0.04 per diluted share based on 25.1 million shares outstanding, compared to $2.7 million, or $0.11 per diluted share based on 25.6 million shares outstanding, in the prior-year period.

•	The Company’s EBITDA for the first six months of FY 2014 was $5.2 million, compared to $7.6 million in the prior-year period. A table reconciling EBITDA to net income can be found at the end of this release.

Balance Sheet Highlights

(in millions except for percentages)	11/30/2013	5/31/2013	% Change
Cash and Cash Equivalents/Investments	$32.0	$31.9	0.3%
Working Capital	24.3	23.8	1.9%
Total Long-term Debt	0	0	N/A
Stockholders’ Equity	50.4	50.8	-0.8%

Quarterly Dividend

The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on December 30, 2013, to be paid on or about January 10, 2014.

National American University Holdings, Inc. January 8, 2014	Page 4

Conference Call Information

Management will discuss these results in a conference call (with accompanying presentation) on January 9, 2014, at 11:00 a.m. EST.

The dial-in numbers are:

(877) 407-9078 (U.S.)

(201) 493-6745 (International)

Accompanying Slide Presentation and Webcast

The Company will also have an accompanying slide presentation available in PDF format at the “Investor Relations” section of the NAU website at http://www.national.edu/InvestorRelations. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the “Investor Relations” section of the NAU website or by clicking on the conference call link: http://national.equisolvewebcast.com/q2-2014.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by The Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the central United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s business. Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions. These forward-looking statements include outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements. Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which was filed on August 2, 2013, and in its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Contact Information:

National American University Holdings, Inc.

Dr. Ronald Shape

605-721-5220

rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Y. Sohn	Adam Prior
415-568-2255	212-836-9606
csohn@equityny.com	aprior@equityny.com

National American University Holdings, Inc. January 8, 2014	Page 5

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED NOVEMBER 30, 2013 AND NOVEMBER 30, 2012

(In thousands except per share data)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2013	2012	2013	2012
REVENUE:
Academic revenue	$30,583	$31,518	$58,233	$57,995
Auxiliary revenue	2,318	2,721	5,090	5,420
Rental income — apartments	281	270	568	544
Condominium sales	0	0	220	0

Total revenue	33,182	34,509	64,111	63,959

OPERATING EXPENSES:
Cost of educational services	7,596	7,515	14,601	14,650
Selling, general and administrative	21,543	20,386	43,765	40,807
Auxiliary expense	1,698	1,749	3,668	3,592
Cost of condominium sales	3	0	194	0
Loss (gain) on disposition of property	27	(13)	(70)	60

Total operating expenses	30,867	29,637	62,158	59,109

OPERATING INCOME	2,315	4,872	1,953	4,850

OTHER INCOME (EXPENSE):
Interest income	24	33	50	64
Interest expense	(147)	(252)	(399)	(505)
Other income — net	36	20	80	55

Total other expense	(87)	(199)	(269)	(386)

INCOME BEFORE INCOME TAXES	2,228	4,673	1,684	4,464
INCOME TAX EXPENSE	(865)	(1,808)	(687)	(1,750)

NET INCOME	1,363	2,865	997	2,714
NET (INCOME) LOSS ATTRIBUTABLE TO NON- CONTROLLING INTEREST	(1)	0	36	(13)

NET INCOME ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES	1,362	2,865	1,033	2,701
OTHER COMPREHENSIVE INCOME (LOSS) —
Unrealized losses on investments, before tax	(2)	(13)	(7)	(35)
Reclassification to earnings of realized losses	0	10	0	10

OTHER COMPREHENSIVE LOSS, NET OF TAX	(2)	(3)	(7)	(25)

COMPREHENSIVE INCOME ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.	$1,360	$2,862	$1,026	$2,676

Basic net earnings attributable to National American University Holdings, Inc.	$0.05	$0.11	$0.04	$0.11
Diluted net earnings attributable to National American University Holdings, Inc.	$0.05	$0.11	$0.04	$0.11
Basic weighted average shares outstanding	25,094,063	25,576,902	25,075,120	25,575,683
Diluted weighted average shares outstanding	25,096,152	25,586,155	25,079,741	25,579,582

National American University Holdings, Inc. January 8, 2014	Page 6

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AS OF NOVEMBER 30, 2013 AND CONDENSED

CONSOLIDATED BALANCE SHEET AS OF MAY 31, 2013

(In thousands except share data)

	November 30,	May 31,
	2013	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,730	$11,130
Available for sale investments	18,236	20,748
Student receivables — net of allowance of $649 and $870 at November 30, 2013 and May 31, 2013, respectively	3,071	3,628
Other receivables	680	722
Income tax receivable	0	122
Deferred income taxes	1,275	1,353
Prepaid and other current assets	2,138	841

Total current assets	39,130	38,544

Total property and equipment—net	43,117	44,944

OTHER ASSETS:
Condominium inventory	1,257	1,778
Land held for future development	312	312
Course development — net of accumulated amortization of $2,243 and $2,066 at November 30, 2013 and May 31, 2013, respectively	1,113	1,107
Note receivable—tenant improvements	1,766	0
Deposit on property and equipment	1,556	0
Other	1,337	1,397

	7,341	4,594

TOTAL	$89,588	$88,082

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of capital lease payable	$188	$66
Accounts payable	4,776	5,403
Dividends payable	1,134	1,004
Student accounts payable	1,128	1,067
Income taxes payable	190	0
Deferred income	255	195
Accrued and other liabilities	7,154	6,966

Total current liabilities	14,825	14,701

DEFERRED INCOME TAXES	5,600	5,720

OTHER LONG-TERM LIABILITIES	6,579	6,479

CAPITAL LEASE PAYABLE, NET OF CURRENT PORTION	12,206	10,394

COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value (50,000,000 authorized; 28,162,735 issued and 25,106,822 outstanding as of November 30, 2013; 28,090,269 issued and 25,047,086 outstanding at May 31, 2013)	3	3
Additional paid-in capital	58,564	57,656
Retained earnings	11,383	12,610
Treasury stock, at cost (3,055,913 shares at November 30, 2013 and 3,043,183 at May 31, 2013)	(19,407)	(19,359)
Accumulated other comprehensive income, net of taxes—unrealized gain on available for sale securities	0	7

Total National American University Holdings, Inc. stockholders’ equity	50,543	50,917

Non-controlling interest	(165)	(129)
Total equity	50,378	50,788

TOTAL	$89,588	$88,082

National American University Holdings, Inc. January 8, 2014	Page 7

The following table provides a reconciliation of net income attributable to the Company to EBITDA:

	Three Months Ended November 30,		Six Months Ended November 30,
	2013	2012	2013	2012
	(dollars in thousands)
Net Income attributable to the Company	$1,362	$2,865	$1,033	$2,701
Income (Loss) attributable to non-controlling interest	1	0	(36)	13
Interest Income	(24)	(33)	(50)	(64)
Interest Expense	147	252	399	505
Income Taxes	865	1,808	687	1,750
Depreciation and Amortization	1,572	1,378	3,123	2,729

EBITDA	$3,923	$6,270	$5,156	$7,634

EBITDA consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense (which is not related to any debt but to the accounting required for the capital lease), plus income taxes, plus depreciation and amortization. The Company uses EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA in addition to, and not as an alternative for, income as determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA has additional limitations, including that (a) it is not intended to be a measure of free cash flow, as it does not consider certain cash requirements such as tax payments; (b) it does not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.

The Company believes EBITDA is useful to an investor in evaluating its operating performance because it is widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA presents a meaningful measure of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.